Exhibit 5.1

July 9, 2024

Progress Software Corporation

15 Wayside Road, Suite 400

Burlington, MA 01803

Re: Securities Being Registered under Registration Statement on Form S-8

Dear Ladies and Gentlemen:

As counsel for Progress Software Corporation, a Delaware corporation (the “Company”), I have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of 4,665,000 shares of common stock, par value $0.01 per share (the “Stock”), pursuant to the provisions of the Progress Software Corporation 2008 Stock Option and Incentive Plan. I also have examined the steps taken by the Company and its Board of Directors in connection with the authorization and proposed issuance and sale of the Stock, and I am familiar with resolutions adopted by the Board of Directors of the Company.

Subject to the actions authorized by the Company’s Board of Directors, the Stock, upon issuance and sale thereof in the manner specified in the Registration Statement, will be duly authorized, legally and validly issued, fully paid, and nonassessable outstanding Stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement and the Prospectus which forms a part thereof.

Respectfully submitted,

/s/ JOSHUA M. WESTERMAN

Joshua M. Westerman